BioMedical Technology Solutions Holdings, Inc. Changes Stock Ticker Symbol From CETR to BMTL and Completes 1 for 3 Reverse Stock Split

New Ticker Reflects Name Change From Recently Announced Merger

BioMedical Technology Solutions Holdings, Inc. (OTCBB: BMTL) changed its ticker symbol from CETR to BMTL, reflecting the previously announced reverse merger with CET Services, Inc. In conjunction with this ticker change, the company has completed a 1 for 3 reverse stock split. BioMedical Technology Solutions Holdings, Inc. received notification that the reverse stock split and ticker change will be effective on the OTC Electronic Bulletin Board with the open of today’s trading, September 3, 2008.

Giving effect to the issuance of approximately 78,033,189 additional shares of common stock in connection with the reverse triangular merger between CET Services and BMTS that was consummated on August 21, 2008, and giving further effect to the reverse split, the Company will have approximately 27,880,000 shares issued and outstanding (before giving effect to the impact of rounding up in the reverse split).

Shareholders will not be required to obtain new or replacement share certificates. However, each holder of record of shares of the Company’s common stock that is outstanding on the effective date of the reverse stock split who desires to obtain a new share certificate or certificates may contact the Company’s transfer agent to exchange the certificates for new certificates representing the number of whole shares of post-reverse stock split common shares into which the existing shares have been converted as a result of the reverse stock split. The Company’s transfer agent is as follows:

Janine DeMark
Computershare
Corporate Actions Administrator
350 Indiana Street 8th Floor, Golden, CO 80401
T 1 303-262-0772 (direct) F 1 303-262-0606
www.computershare.com

“This series of events represent a turning point in our company’s history,” says Donald G. Cox, Jr. President, Chief Executive Officer, and Chairman of the Board of BioMedical Technology Solutions Holdings, Inc. “This string of achievements is a testament to the dedication of our team, the commitment from our distribution partners, the steadfastness of our investors, and the promise which we feel our new public entity holds. We are very excited as we look to the road ahead.”

About BioMedical Technology Solutions Holdings, Inc.

BioMedical Technology Solutions Holdings, Inc. (www.bmtscorp.com), located in Englewood, Colorado sells and leases devices through its wholly owned subsidiary BioMedical Technology Solutions, Inc., that convert infectious biomedical waste into non-biohazardous material using the patented Demolizer II® technology which it owns. BMTS’s products provide biomedical waste treatment solutions for medical, dental, and veterinary offices, nursing homes, assisted living facilities, and other health care facilities.

About The Demolizer®II

The Demolizer®II is the GREEN alternative to biomedical waste disposal. The device is the only patented, portable, and self-contained system able to process both sharps and red bag biomedical waste onsite. The processed waste is rendered harmless and discarded as common trash eliminating up to 100% of the cost associated with its disposal. The Demolizer® II meets or exceeds all EPA, CDC, state, and local guidelines and is authorized for use in 47 states by 78 governmental agencies as an optional disposal system. The device uses no chemicals or liquids, plugs into a normal outlet through a surge protector, and automatically records and prints state required documentation. The Demolizer® II provides a safer more environmentally GREEN method for biomedical waste disposal.

Safe Harbor for Forward Looking Statements

The statements contained in this press release may include certain projections and forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve a number of risks and uncertainties. Such statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such expectations will be achieved and that actual results could differ materially from those described. Actual results of future operations of BioMedical Technology Solutions, Inc. may differ materially from those indicated by these forward looking statements as a result of various important factors.

BioMedical Technology Solutions Holdings, Inc.
Donald G. Cox Jr., 303-653-0100
Fax: 303-653-0120

Source: Business Wire (September 3, 2008 - 9:58 AM EDT)

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